UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC HEATH FREEMAN DANA NEEDLEMAN STEVEN ROSSI
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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

Item 1: On April 26, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

For Immediate Release

MNG OUTLINES SIMPLE CASE FOR CHANGE AT GANNETT BOARD

DON’T BUY INTO GANNETT’S DEFLECTION FROM THE FACTS

FOCUS ON THE FACTS: NET INCOME DOWN 93%; OPERATING INCOME DOWN 87%; FREE CASH FLOW DOWN 52% SINCE 2015 SPIN-OFF

April 26, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), owner and operator of one of the largest newspaper businesses in the U.S. and the largest active shareholder in Gannett Co., Inc. (NYSE:GCI) (“Gannett” or the “Company”), with an approximate 7.4% ownership interest, today outlined the case for change on the Gannett Board of Directors (the “Board”).

Simply put, Gannett’s current strategy is flawed and clearly moving in the wrong direction. If shareholders do not vote for change now, we fear shareholder value will continue to precipitously decline. Gannett has suffered from a series of value-destroying decisions made by an unfocused leadership team. They lack focus on managing the Core Publishing Business and have a track record of terrible capital allocation. Moreover, the Board has doubled-down on questionable digital acquisitions.

Gannett’s ONLY defense has been deflection and yellow journalism – bashing and mud-slinging its largest active shareholder with misleading information on MNG and its board nominees, all dutifully parroted by its own publications and, thus, further wasting shareholder and company money. MNG asks our fellow shareholders to FOCUS ON THE FACTS. Don’t buy into the ruse. Hold Gannett’s Board accountable. Do not be distracted. This campaign is first and foremost about the urgent need to maximize value before your investment is squandered on the current Board’s hapless digital strategy.

Amazingly, Gannett is asking shareholders to re-elect an entire Board, which has:

Overseen significant underperformance. Gannett has underperformed its peers,[1] the S&P 500, and the Russell 2000 by 15%, 51%, and 37%, respectively, since spin-off.[2]

Overseen significant value destruction. Net Income has declined by 93%, Operating Income has declined by 87%, Free Cash Flow has declined by 52%, and Market Capitalization has declined by 41% ($780 million) since spin-off.[3]

Continued to follow a flawed and failing digital acquisition strategy. Spent approximately $350MM on questionable and dilutive digital acquisitions since 2015, equating to over $3.00 a share, or 36% of Gannett’s entire market capitalization.

Failed to respond appropriately to a bona fide 41% premium cash proposal. Gannett never seriously engaged on our premium, all-cash $12.00 per share proposal.

__________________________________

1 Peers include Graham Holdings Company, Lee Enterprises, Incorporated, Meredith Corporation, The McClatchy Company, New Media Investment Group Inc., The New York Times Company, Scholastic Corporation, and Tribune Publishing Company; selected by MNG based on criteria including revenue, exposure to print publishing and footprint across multiple markets.

2 Represents total shareholder return from June 29, 2015 to January 11, 2019 per S&P Capital IQ.

3 Changes in Gannett financial results since its 2015 spin-off from its former parent company reflect changes in trailing 12-month financials from June 28, 2015 to December 31, 2018; change in market capitalization from June 29, 2015 to January 11, 2019 per S&P Capital IQ.

MNG ENTERPRISES, INC.

Failed to commence a full review of strategic alternatives. Gannett has not offered a reasonable explanation to shareholders.

Approved the highest CEO compensation among peers[1]. Despite underperforming peers[1] over the past three years, Gannett has approved the highest CEO compensation within its peer set[1] with a misguided focus on revenue at the expense of profitability.

Very little skin in the game. The incumbent Board owns less than 1% of the total shares outstanding (and seven of eight directors have not purchased a single share in the open market since Gannett’s debut as a public company).

MNG’s NOMINEES WILL BE A CATALYST FOR POSITIVE CHANGE

The Gannett Board needs a catalyst for change. If elected, MNG’s nominees would request that the Board immediately commence a full review of strategic alternatives to maximize value for all Gannett shareholders, including an open process to sell the Company. The MNG nominees also would provide much needed independent perspectives, experience and oversight required to put Gannett on the path to a profitable and sustainable future.

MNG is asking you to elect directors who:

Are committed to maximizing value for all Gannett shareholders now before further value is destroyed.

Believe that executive compensation plans should incorporate metrics that incentivize profitable growth.

Are leading industry consolidators and operators who are able to successfully acquire and integrate newspapers and position them for long-term profitability.

Would refocus on Gannett’s neglected publishing business to drive cash flow generation.

Have the right mix of newspaper turnaround, real estate, and capital allocation expertise to improve the Gannett board.

Would provide the objective perspective, experience and oversight required to put Gannett on the path to a profitable and sustainable future.

Will have real “skin in the game” – MNG is a 7.4% shareholder and its nominees have expressed an intention to invest in Gannett if elected.

VOTE THE BLUE CARD, including the three MNG nominees and up to five of Gannett’s nominees other than the three Gannett nominees we are not supporting: John Cody, Stephen Coll and Larry Kramer. Two of those Gannett nominees, John Cody and Stephen Coll, serve on the Transaction Committee of the Board that was formed on January 21, 2019 to assist the Board in its consideration of MNG’s proposal and related matters, and we believe should be held accountable for the lack of meaningful engagement and response to MNG’s acquisition offer and calls for a strategic review.

MNG ENTERPRISES, INC.

You can vote by Internet, telephone or by signing and dating the enclosed BLUE proxy card or BLUE voting instruction form and mailing it in the postage paid envelope provided. We urge you NOT to vote using any white proxy card or voting instruction form you receive from Gannett. Please discard any white proxy card.

If you have any questions about how to vote your shares, please contact MNG’s proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6668 or via email at info@okapipartners.com.

Additional information about MNG, its proposal to acquire Gannett, and its nominees for election to the Board is available at www.SaveGannett.com.

Moelis & Company LLC is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

Additional Information

MNG Enterprises, Inc., together with the other participants in its proxy solicitation, have filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of MNG’s slate of highly-qualified director nominees at the 2019 annual meeting of stockholders (the “Annual Meeting”) of the Company. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the participants in MNG’s proxy solicitation. These materials and other materials filed by MNG in connection with the solicitation of proxies are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by MNG with the SEC are also available, without charge, by directing a request to MNG’s proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6668 or via email at info@okapipartners.com.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

###

Item 2: On April 26, 2019, the following materials were posted by MNG to www.savegannett.com:

What would happen to the share price if there were no $12.00 proposal?

The incumbent Board has overseen:

- x A **93% decline** in Net Income since spin-off;[2]
- x A **93% decline** in Diluted EPS since spin-off;[2]
- x An **87% decline** in Operating Income since spin-off;[2]
- x A **52% decline** in Free Cash Flow since spin-off;[2]
- x A **41% decline** in market value since spin-off;[3]
- x A **24% decline** in Adjusted EBITDA since spin-off;[2]
- x **Undisciplined capital allocation**, spending ~$350mm[4] on digital acquisitions while **Diluted EPS has declined by 93%** since spin-off;[2]
- x An **increase in capital structure risk**, moving from a net cash position of $62mm as of June 28, 2015 to a net debt position of $211mm as of December 31, 2018;
- x **Underperforming** its peers,[5] the S&P 500, and the Russell 2000 by 15%, 51%, and 37%, respectively, since spin-off;[6] and
- x Granting the **highest CEO compensation** over the past 3 years compared to peers[5,7] despite Gannett's underperformance.

On February 20th, 2019, Gannett announced its Q4 and full year 2018 results which included missing 2018 analyst consensus Revenue and Adjusted EBITDA. Gannett's disappointing year-end results and guidance underscore MNG's concerns about the health and direction of the business and lack of trust of GCI's Board as they continue to reject a premium, all-cash proposal when further declines and value destruction are on the horizon.

Under Gannett's Board and management, the Company's value destructive operating strategy and highly questionable capital allocation decisions have directly reduced net income by 93%. We believe Gannett has been moving in the wrong direction for quite some time and as shown below, Gannett's stock has significantly underperformed peers and the market since spinoff. **This has to stop!**

Significant Underperformance Under Current Leadership | 3-Year TSR
Total Shareholder Return Summary
GCI
Peer Median
Proxy Peer Median
S&P 500
Russell 2000
GCI Relative Performance
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Gannett
Peer Median
Proxy Peer Median
S&P 500
Russell 2000
Gannett has underperformed its Peer Group, its Proxy Peer Group, the S&P 500 and the Russell 2000 by 74%, 60%, 71% and 72%, respectively
26
MNG ENTERPRISES, INC.

Profitability Has Consistently Declined With Gannett's "Growth" Strategy
Net Income
$204
$15
28-Jun-15 LTM
2018
Free Cash Flow
$199
$94
Adjusted EBITDA
$322
Total Debt
$304
Total Cash
$94
In MNG's view, lack of focus on managing the core business and ineffective capital allocation decisions have resulted in significant declines across all key operating performance metrics since spin-off while net debt has increased by ~$270mm
29
MNG ENTERPRISES, INC.

"Gannett has attempted to diversify from the challenging print business and into digital advertising in recent years, but results have been lackluster. We view MNG Enterprises interest as a potentially favorable exit strategy given the uncertainty in the long-term outlook for the print advertising, with softness in revenue and adj. EBITDA likely to continue for GCI."

– J.P.Morgan Research Report, January 14, 2019

SAVE GANNETT

Home | Nominees | Questions for Gannett | Shareholder Materials | About MNG

We believe Gannett shareholders deserve better

In stark contrast to Gannett's declining EBITDA margins as shown below, MNG has increased Adjusted EBITDA margins for each of the last 4 years, and has a consolidated EBITDA margin near the top of the industry. Our nominees would provide the independent perspectives, experience and oversight required to put Gannett on the path to a profitable and sustainable future. With years of operational and transactional experience, including in the newspaper industry, these nominees would be able to maximize value for shareholders

Gannett Adjusted EBITDA margin
13.4%
11.8%
11.4%
11.0%
FY2015
FY2016
FY2017
FY2018
Source: Company filings

MediaNews Adjusted EBITDA margin
11.6%
13.9%
14.4%
16.2%
FY2015
FY2016
FY2017
FY2018
Source: Proprietary data; Note: MediaNews data for FY2018 is actual for the fiscal year ended on June 30, 2018

SAVE GANNETT

Home Nominees Questions for Gannett Shareholder Materials About MNG

Heath Freeman

Mr. Freeman serves as Vice Chairman of MNG, owner of one of the largest newspaper businesses in the United States, and has been a director since January 2011. He has served as the President of Alden Global Capital, LLC since 2014 and is a Founding Member.

Prior to Alden, Mr. Freeman worked at Smith Management LLC, an investment manager, where he was responsible for investing in deeply undervalued companies and special situations, from 2006 to 2007. He began his career as an analyst at Peter J. Solomon Company, a boutique investment bank, where he worked on mergers and acquisitions, restructurings and refinancing assignments, from 2003 to 2006.

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